                                 EXHIBIT 11.1


                            SPECTRUM HOLOBYTE, INC.
            STATEMENT RE: COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)


                                            Three Months Ended      Nine Months Ended
                                               December 31,            December 31,
                                           --------------------    --------------------
                                             1996        1995        1996        1995
                                           --------    --------    --------    --------
Net income (loss) before extraordinary
  item                                     $  5,658    $ (9,947)   $  3,306    $ (30,936)
Cumulative dividends on Series A
  preferred stock                               (70)        (70)       (210)        (210)
                                          ---------    --------    --------    ---------
Net income (loss) for the purposes
  of calculating the earnings per
  share before extraordinary item             5,588     (10,017)      3,096      (31,146)
Extraordinary item, net of tax effect            --          --       3,547           --
                                          ---------    --------    --------    ---------
Net income (loss) for the purposes
  of calculating the earnings per
  share                                    $  5,588    $(10,017)   $  6,643    $ (31,146)
                                          ---------    --------    --------    ---------
                                          ---------    --------    --------    ---------
    Shares used in per share
      computations                           28,470      24,228      27,281       23,448
                                          ---------    --------    --------    ---------
                                          ---------    --------    --------    ---------

Net income (loss) per share:
    Net income (loss) before
      extraordinary item                   $   0.20    $  (0.41)   $   0.11    $   (1.33)
    Extraordinary item, net of
      tax effect                                 --          --        0.13           --
                                          ---------    --------    --------    ---------
    Net income (loss)                      $   0.20    $  (0.41)    $  0.24    $   (1.33)
                                          ---------    --------    --------    ---------
                                          ---------    --------    --------    ---------


THE WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND COMMON STOCK EQUIVALENTS ARE
       THE SAME FOR PRIMARY AND FULLY DILUTED EARNINGS PER SHARE.